June 23, 2010
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.,
REPORTS MAY 2010 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“After enjoying improving equity market conditions in April, May brought volatility and overall declines in the equity markets, as well as instability in the fixed income markets,” stated CEO Paul Reilly. “As compared to April, both Private Client Group and Capital Markets daily average commissions were lower. While the major stock indices declined approximately 8 percent from the end of April, our total client assets under administration declined just under 5 percent. Capital Markets underwriting activity was good despite the negative impact of the choppiness of the markets during the second half of May. The 5.6 percent decline in financial assets under management will have only a modest impact on current results as a majority of the revenue for this segment is based on asset levels at the beginning of the quarter.

“After 17 months of declines, Raymond James Bank loan balances held steady at $6.1 billion. Our objective to grow our loan portfolio without sacrificing credit quality remains difficult given the highly competitive market for high quality loans. All of our major segments are well positioned to benefit from any recovery in the economy and any improvement in the overall financial markets.”

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more  than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $235 billion, of which $31 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010, which are available on raymondjames.com and sec.gov.

	May 2010	May 2009	April 2010
	(20 business days)	(20 business days)	(21 business days)

Securities commissions/fees (1)	$ 162.4 mil.	$ 136.3 mil	$ 179.0 mil.

Total customer assets under administration	$ 234.6 bil.	$ 193.8 bil.	$ 246.2 bil.

# of managed/co-managed underwritings (2)	12	12	8

Financial Assets Under Management (excluding Money Market Funds) (3)	$ 28.4 bil.	$ 22.3 bil	$ 30.1 bil.

Raymond James Bank total loans, net	$ 6.1 bil.	$ 7.3 bil.	$ 6.1 bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.
(3)          This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.